                  SUBJECT TO COMPLETION, DATED APRIL 23, 1997
  THIS PROSPECTUS SUPPLEMENT RELATES TO SECURITIES THAT ARE SUBJECT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND IS SUBJECT TO COMPLETION AND AMENDMENT.

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-17985

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 22, 1997)

                                  $

                        THE BEAR STEARNS COMPANIES INC.

                     S&P 500 LINKED NOTES DUE MAY   , 2003

    The Bear Stearns Companies Inc. (the "Company") is offering
$         principal amount of S&P 500 Linked Notes due May   , 2003 (the
"Notes"). The Notes are debt securities of the Company, which are being issued, and will be tradeable and transferable, in denominations of $10 and integral multiples thereof. The Notes will have no periodic payments of interest and will
mature on May   , 2003. The Notes will be transferable by the Depositary (as defined below), as more fully described below.

    At maturity, a holder of a Note will be entitled to receive, with respect to that Note, the principal amount thereof plus an interest payment, if any (the "Supplemental Redemption Amount"), based on the percentage increase, if any, in the S&P 500 Composite Stock Price Index (the "Index") over the Starting Index Value (as defined below). The Supplemental Redemption Amount will in no event be less than zero. The Notes are not redeemable or callable by the Company prior to maturity. At maturity, a holder of a Note will receive the principal amount of such Note plus the Supplemental Redemption Amount, if any; however, there will be no other payment of interest, periodic or otherwise.

    The Supplemental Redemption Amount payable with respect to a Note at maturity will equal the product of (A) the principal amount of the applicable Note, (B) the percentage increase from the Starting Index Value to the Ending Index Value (as defined below), and (C) the Participation Rate. The
Participation Rate will equal a factor of          (expected to be between 104%
and 107%), which will be determined on the date the Notes are priced by the Company for initial sale to the public (the "Pricing Date"). The Starting Index
Value equals          , which was the closing value of the Index on the Pricing
Date. The Ending Index Value, as more particularly described herein, will be the average (arithmetic mean) of the closing values of the Index on certain days, or, if certain events occur, the closing value of the Index on a single day prior to the maturity of the Notes. See "Description of the Notes--Payment at Maturity" in this Prospectus Supplement.

    The Notes will be unsecured and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. Because the Company is a holding company, the Notes will be effectively subordinated to the claims of creditors of its subsidiaries with respect to the assets of those subsidiaries. At December 31, 1996, the Company had outstanding approximately $18.3 billion of indebtedness, none of which was secured, and subsidiaries of the Company had outstanding approximately $1.3 billion of indebtedness (excluding $39.7 billion relating to securities sold under repurchase agreements).

    The Notes will be represented by one or more global securities ("Global Securities") registered in the name of the nominee of The Depositary Trust Company ("DTC" or the "Depositary"). Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided in the accompanying Prospectus, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System, and settlement of any secondary market trading activity for the Notes will therefore settle in immediately available funds. See "Description of Debt Securities--Global Securities" in the Prospectus. The Company intends to apply for listing of the Notes on the Chicago Board Options Exchange, Inc. (the "CBOE").

    SEE "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

    FOR INFORMATION AS TO THE CALCULATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT TO BE PAID AT MATURITY, THE CALCULATION AND THE COMPOSITION OF THE INDEX AND CERTAIN TAX CONSEQUENCES TO HOLDERS OF THE NOTES, SEE "DESCRIPTION OF THE NOTES," "THE INDEX" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS," RESPECTIVELY, IN THE PROSPECTUS SUPPLEMENT.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                        PRICE TO             UNDERWRITING            PROCEEDS TO
                                                         PUBLIC               DISCOUNT(1)            COMPANY(2)
Per Note........................................
Total...........................................

(1) The Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended.

(2) Before deduction of expenses payable by the Company.

                         ------------------------------

    The Notes are offered subject to prior sale, when, as, and if delivered to and accepted by Bear, Stearns & Co. Inc. ("Bear Stearns" or the "Underwriter") and subject to its right to reject an order in whole or in part and to withdraw, cancel or modify the order without notice. It is expected that delivery of the Notes in book-entry form will be made through the facilities of DTC in New York,
New York on or about May   , 1997.

    This Prospectus Supplement and the accompanying Prospectus may be used by Bear Stearns in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Bear Stearns may act as principal or agent in such transactions.

                         ------------------------------

                            BEAR, STEARNS & CO. INC.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY   , 1997

                                    SUMMARY

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

ISSUER............................  The Bear Stearns Companies Inc.

SECURITIES........................  S&P 500 Linked Notes due May , 2003. The Notes are to be
                                    issued as a single series of debt securities under the
                                    Indenture described herein. See "Description of the
                                    Notes" in this Prospectus Supplement and "Description of
                                    Debt Securities" in the accompanying Prospectus. As of
                                    the date of this Prospectus Supplement, $11,062,170,400
                                    aggregate principal amount of debt securities have been
                                    previously issued under the Indenture and are
                                    outstanding.

LISTING...........................  The Company intends to apply for listing of the Notes on the CBOE.

DENOMINATIONS.....................  Notes will be issued in denominations of $10 principal amounts and integral multiples thereof.

MATURITY..........................  May   , 2003.

PAYMENT AT MATURITY...............  At maturity, a holder of a Note will be entitled to receive (i) the principal amount thereof, plus (ii) the
                                    Supplemental Redemption Amount. The Supplemental
                                    Redemption Amount shall be equal to the product of the
                                    principal amount of the Note multiplied by the following
                                    amount:

(Ending Index Value--Starting Index       x Participation
Value)                                    Rate
Starting Index Value

                                    provided, however, that in no event will the
                                    Supplemental Redemption Amount be less than zero. The
                                    Starting Index Value equals           , which was the
                                    closing value of the Index (the "Index Value") on the
                                    Pricing Date. The Ending Index Value will equal the
                                    average (arithmetic mean) of the Index Values on certain
                                    days prior to the maturity of the Notes, or, if a Market
                                    Disruption Event (as defined below) occurs, then the
                                    Ending Index Value will equal the Index Value on a
                                    single day. See "Description of the Notes" and "The
                                    Index" in this Prospectus Supplement.

INDEX.............................  The Index is published by Standard & Poor's ("S&P") and is intended to provide an indication of the pattern of
                                    common stock price movement. The calculation of the
                                    value of the Index is based on the relative value of the
                                    aggregate market value of the common stock of 500
                                    companies at a particular time as compared to the
                                    aggregate average market value of the common stocks of
                                    500 similar companies during the base period from the
                                    years 1941 through 1943. S&P may from time to time, in
                                    its sole

                                    discretion, add companies to, or delete companies from,
                                    the Index to fulfill the above-stated intention of
                                    providing an indication of common stock price movement.
                                    "Standard & Poor's-Registered Trademark-,"
                                    "S&P-Registered Trademark-," "S&P
                                    500-Registered Trademark-," "Standard & Poor's
                                    500-Registered Trademark-," are trademarks of The
                                    McGraw-Hill Companies, Inc. and have been licensed for
                                    use by the Company. See "The Index" in this Prospectus
                                    Supplement.

RISK FACTORS......................  Prospective investors should be aware that the Notes are subject to certain special considerations. Investors
                                    should be aware that if the Ending Index Value does not
                                    exceed the Starting Index Value, holders of the Notes
                                    will receive only the principal amount thereof at
                                    maturity, even if the value of the Index at some point
                                    between the issue date and the maturity date of the
                                    Notes exceeded the Starting Index Value. A holder of the
                                    Notes may receive no Supplemental Redemption Amount at
                                    maturity or a Supplemental Redemption Amount which is
                                    below what the Company would pay as interest as of the
                                    date hereof if the Company issued non-callable senior
                                    debt securities with a similar maturity as that of the
                                    Notes. The return of principal of the Notes at maturity
                                    and the payment of the Supplemental Redemption Amount
                                    may not reflect the full opportunity costs implied by
                                    inflation or other factors relating to the time value of
                                    money and will not produce the same yield as if the
                                    stocks underlying the Index were purchased and held for
                                    the same period as the Notes.

                                    The Index does not reflect the payment of dividends on
                                    the stocks underlying it and, therefore, the yield to
                                    the maturity of the Notes will not produce the same
                                    yield as if such underlying stocks were purchased and
                                    held for a similar period.

                                    There can be no assurance as to whether there will be a
                                    secondary market in the Notes, or whether Bear Stearns
                                    will make a secondary market in the Notes, or, if there
                                    were to be any such secondary market, whether that
                                    market would be liquid or illiquid. It is expected that
                                    any secondary market for the Notes will be affected by
                                    the creditworthiness of the Company and by a number of
                                    other factors, including, but not limited to, the level
                                    of the Index, the volatility of the Index, dividend
                                    rates on the stocks underlying the Index, the time
                                    remaining to the maturity of the Notes and market
                                    interest rates. The value of the Notes prior to maturity
                                    is expected to depend on market factors which include,
                                    but may not be limited to, those factors listed above.
                                    If, however, the Notes are sold prior to the maturity
                                    date, the sale price may be at a substantial discount
                                    from the amount expected to be payable to the holder
                                    upon the maturity of the Notes as a result of, but not
                                    limited to, the factors mentioned above. The price at
                                    which a holder will be able to sell the Notes prior to
                                    maturity may be at a discount, which could be

                                    substantial, from the principal amount thereof. The
                                    value of the Notes may not necessarily bear a direct
                                    relationship to the value of the Index. In addition, the
                                    Ending Index Value depends on a number of interrelated
                                    factors, including economic, financial and political
                                    events, over which the Company has no control.

                                    Trading prices of the stocks underlying the Index will
                                    be influenced by both the complex and interrelated
                                    political, economic, financial and other factors that
                                    can affect the capital markets generally and the equity
                                    trading markets on which the underlying stocks are
                                    traded, and by various circumstances that can influence
                                    the values of the underlying stocks in a specific market
                                    segment or a particular underlying stock.

                                    It is suggested that prospective investors who consider
                                    purchasing the Notes should reach an investment decision
                                    only after carefully considering the suitability of the
                                    Notes in light of their particular circumstances. See
                                    "Risk Factors" in this Prospectus Supplement.

                                    Investors should also consider the tax consequences of
                                    investing in the Notes. See "Certain United States
                                    Federal Income Tax Considerations" in this Prospectus
                                    Supplement.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, THE FOLLOWING RISK FACTORS RELATING TO THE NOTES.

PAYMENT AT MATURITY

    SUPPLEMENTAL REDEMPTION AMOUNT MAY BE ZERO. Investors should be aware that if the Ending Index Value does not exceed the Starting Index Value, holders of the Notes will receive only the principal amount thereof at maturity, even if the value of the Index at some point between the Pricing Date and the maturity date of the Notes exceeded the Starting Index Value.

    YIELD MAY BE BELOW MARKET INTEREST RATES ON THE PRICING DATE. A holder of the Notes may receive no Supplemental Redemption Amount at maturity, or a Supplemental Redemption Amount that is below what the Company would pay as interest as of the Pricing Date if the Company issued non-callable senior debt securities with a similar maturity as that of the Notes. The return of principal of the Notes at maturity and the payment of the Supplemental Redemption Amount, if any, may not reflect the full opportunity costs implied by inflation or other factors relating to the time value of money.

    YIELD ON NOTES WILL NOT REFLECT DIVIDENDS. The Index does not reflect the payment of dividends on the stocks underlying it and therefore the yield based on the Index to the maturity of the Notes will not produce the same yield as if such underlying stocks were purchased and held for a similar period. See "Description of the Notes" below.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET; VOLATILITY

    The Company intends to apply for listing of the Notes on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Notes, or whether Bear Stearns will make a secondary market in the Notes, or, if there were to be any such secondary market, whether that market would be liquid or illiquid.

    It is expected that any secondary market for the Notes will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the level of the Index, the volatility of the Index, dividend rates on the stocks underlying the Index, the time remaining to the maturity of the Notes and market interest rates. The value of the Notes prior to maturity is expected to depend on market factors which include, but may not be limited to, those factors listed above. If, however, the Notes are sold prior to the maturity date, the sale price may be at a substantial discount from the amount expected to be payable to the holder upon the maturity of the Notes as a result of, but not limited to, the factors mentioned above. The price at which a holder will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof. The value of the Notes may not necessarily bear a direct relationship to the value of the Index. In addition, the Ending Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. See "Description of the Notes" and "The Index" below.

RELATIONSHIP OF THE NOTES AND THE INDEX

    The historical Index values should not be taken as an indication of the future performance of the Index during the term of the Notes. While the trading prices of the stocks underlying the Index will determine the value of the Index, it is impossible to predict whether the value of the Index will fall or rise. Moreover, the value of the Notes may not necessarily bear a direct relationship to the value of the Index. Trading prices of the stocks underlying the Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

    The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the Index and the manner in which S&P takes account of certain changes affecting such underlying stocks may affect the value of the Index. The policies of S&P with respect to the calculation of the Index could also affect the value of the Index. S&P may discontinue or suspend calculation or dissemination of the Index. Any such actions could affect the value of the Notes. See "The Index" and "Description of the Notes-- Discontinuance of the Index" and "--Adjustments to the Index; Market Disruption Events" below.

AFFILIATION OF THE COMPANY AND CALCULATION AGENT

    Bear Stearns will act as the calculation agent (the "Calculation Agent"). The Calculation Agent will make certain determinations and judgments in connection with calculating the Index Values or deciding whether a Market Disruption Event has occurred. See "Description of the Notes--Discontinuance of the Index" and "--Adjustments to the Index; Market Disruption Events" below. Because Bear Stearns is an affiliate of the Company, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Bear Stearns, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Index Values that the Calculation Agent may be required to make prior to the dissemination of such Index Values. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

    Bear Stearns and its affiliates may from time to time engage in transactions involving the stocks underlying the Index for their proprietary accounts and for other accounts under their management, which may influence the value of such stocks and therefore the value of the Index. Bear Stearns and its affiliates will also be the counterparties to the hedge of the Company's obligations under the Notes. See "Use of Proceeds" in the Prospectus and "Use of Proceeds and Hedging" below. Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns's responsibilities as Calculation Agent with respect to the Notes and its obligations under its hedge.

OTHER CONSIDERATIONS

    If a case under the United States Bankruptcy Code is commenced in respect of the Company, the claim of a holder of the Notes may, under Title 11 of the United States Code, be limited to the principal amount of the Notes and may not include any claim for any Supplemental Redemption Amount.

    It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

    Investors should also consider the tax consequences of investing in the Notes. See "Certain United States Federal Income Tax Consequences" below.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges was 1.4 for the six months ended December 31, 1996. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. Fixed charges for purposes of the ratio consist of interest expense and certain other immaterial expenses.

                            DESCRIPTION OF THE NOTES

    THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES OFFERED HEREIN (REFERRED TO IN THE PROSPECTUS AS THE "DEBT SECURITIES") SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF NOTES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. THE FOLLOWING SUMMARY OF THE NOTES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO AND TO THE INDENTURE REFERRED TO THEREIN.

GENERAL

    The Notes are to be issued as a single series of debt securities under the Indenture described in the accompanying Prospectus. The principal amount of
Notes that will be issued will be limited to $         . The Notes will mature
on May   , 2003 and will be general unsecured obligations of the Company. The
Notes will be issued only in fully registered form and in minimum denominations of $10 and integral multiples thereof. Initially the Notes will be issued in the form of one or more Global Securities registered in the name of DTC or its nominee, as described below. The Notes will not be subject to redemption prior to maturity.

    Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and of the Indenture under which the Notes will be issued. For a discussion of certain federal income tax consequences to holders of the Notes, see "Certain United States Federal Income Tax Consequences" below.

INTEREST

    Holders of the Notes will not be entitled to receive periodic payments of interest.

PAYMENT AT MATURITY

    At maturity, a holder of a Note will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Index Value does not exceed the Starting Index Value, a holder of a Note will be entitled to receive only the principal amount thereof.

    At maturity, a Holder of a Note will be entitled to receive, with respect to that Note, (i) the principal amount thereof, plus (ii) the Supplemental Redemption Amount. The Supplemental Redemption Amount shall be the product of the principal amount of that Note multiplied by the following amount:

  (Ending Index Value-Starting Index
                Value)
         Starting Index Value            XParticipation Rate

provided, however, that in no event will the Supplemental Redemption Amount be
less than zero. The Starting Index Value equals      , which was the Index Value
on the Pricing Date. The Ending Index Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the Index Values determined on each of the first five Calculation Days (as defined below) during the Calculation Period (as defined below). If there are fewer than five Calculation Days, then the Ending Index Value will equal the average (arithmetic mean) of the Index Values on such Calculation Days, and if there is only one Calculation Day, then the Ending Index Value will equal the Index Value on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Index Value will equal the Index Value determined on the last scheduled Business Day (as defined below) in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Business Day prior to the maturity date to and including the second scheduled Business Day prior to the maturity date. "Calculation Day" means any Business Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Index Value, a "Business Day" is a day on which the New York Stock Exchange and the American Stock Exchange are open for trading and the Index or any Successor Index (as defined below) is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent manifest error by the Calculation Agent, shall be conclusive for all purposes and binding on the Company and holders of the Notes.

    The following table illustrates, for a range of hypothetical Ending Index Values, (i) the total amount payable at maturity for each $10 principal amount of Notes, (ii) the total rate of return to holders of Notes assuming a 106% participation rate, (iii) the pretax annualized rate of return to holders of Notes, and (iv) the pretax annualized rate of return of an investment in the stocks underlying the Index (which includes an assumed aggregate dividend yield of 1.93% per annum, as more fully described below).

                                    TOTAL AMOUNT                                                 PRETAX
                                     PAYABLE AT                                              ANNUALIZED RATE
                                    MATURITY PER     TOTAL RATE           PRETAX              OF RETURN ON
  PERCENTAGE       HYPOTHETICAL     $10 PRINCIPAL        OF           ANNUALIZED RATE            STOCKS
   CHANGE OF          ENDING           AMOUNT         RETURN ON        OF RETURN ON            UNDERLYING
  INDEX VALUE      INDEX VALUE        OF NOTES        THE NOTES        THE NOTES(1)          THE NOTES(1)(2)
---------------  ----------------  ---------------  -------------  ---------------------  ---------------------
       -50.0%           382.68        $   10.00            0.00%              0.00%                 -9.27%
       -40.0%           459.22        $   10.00            0.00%              0.00%                 -6.40%
       -30.0%           535.75        $   10.00            0.00%              0.00%                 -3.93%
       -20.0%           612.29        $   10.00            0.00%              0.00%                 -1.76%
       -10.0%           688.82        $   10.00            0.00%              0.00%                  0.18%
         0.0%           765.36(3)     $   10.00            0.00%              0.00%                  1.93%
        10.0%           841.90        $   11.06           10.60%              1.69%                  3.54%
        20.0%           918.43        $   12.12           21.20%              3.23%                  5.02%
        30.0%           994.97        $   13.18           31.80%              4.66%                  6.39%
        40.0%          1071.50        $   14.24           42.40%              5.98%                  7.67%
        50.0%          1148.04        $   15.30           53.00%              7.21%                  8.87%
        60.0%          1224.58        $   16.36           63.60%              8.37%                 10.00%
        70.0%          1301.11        $   17.42           74.20%              9.47%                 11.07%
        80.0%          1377.65        $   18.48           84.80%             10.50%                 12.08%
        90.0%          1454.18        $   19.54           95.40%             11.48%                 13.04%
       100.0%          1530.72        $   20.60          106.00%             12.42%                 13.96%
       110.0%          1607.26        $   21.66          116.60%             13.31%                 14.84%
       120.0%          1683.79        $   22.72          127.20%             14.16%                 15.69%

------------------------

(1) The annualized rates of return specified in this table are calculated on a semiannual bond equivalent basis.

(2) This rate of return assumes (i) an investment of a fixed amount in the stocks underlying the Index with the allocation of such amount reflecting the relative weight of such stocks in the Index; (ii) a percentage change in the aggregate price of such stocks that equals the percentage change in the Index from the Starting Index Value to the applicable hypothetical Ending Index Value; (iii) a constant dividend yield of 1.93% per annum, paid quarterly from the date of initial delivery of Notes, applied to the value of the Index at the beginning of such quarter assuming such value increases or decreases linearly from the Starting Index Value to the applicable hypothetical Ending Index Value; (iv) no transaction fees or expenses; (v) a six year term for the Notes; and (vi) a final Index Value equal to the hypothetical Ending Index Value.

(3) The Starting Index Value. For purposes of this preliminary prospectus, the Starting Index Value is assumed to be 765.36. The actual Starting Index Value will be the Index Value on the Pricing Date.

    The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount (if any) received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Index Value determined by the Calculation Agent as provided herein. Historical data regarding the Index is included in this Prospectus Supplement under "The Index-- Historical Data on the Index."

DISCONTINUANCE OF THE INDEX

    If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to hereinafter as a "Successor Index"), then the relevant Index Value shall be determined by reference to the value of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on the applicable Calculation Day. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause written notice thereof to be furnished to the Trustee and to holders of the Notes.

    If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, any Calculation Day and the Calculation Agent determines that no Successor Index is available at such time, then on such Calculation Day, the Calculation Agent shall determine the Index Value on such Calculation Day. The Index Value shall be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Calculation Day of each security most recently comprising the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Notes. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

    If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each Calculation Day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate the Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

    "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

        (i) the suspension or material limitation (limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange or any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition), in each case, for more than two hours of trading, in 100 or more of the securities included in the Index, or

        (ii) the suspension or material limitation, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index which are traded on the Chicago Mercantile Exchange or (B) option contracts related to the Index which are traded on the CBOE.

For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

REDEMPTION; DEFEASANCE

    The Notes are not subject to redemption prior to maturity and are not subject to the defeasance provisions described in the accompanying Prospectus under "Description of Debt Securities-- Defeasance."

EVENTS OF DEFAULT AND ACCELERATION

    In case an Event of Default (as defined in the accompanying Prospectus) with respect to any Notes shall have occurred and be continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each $10 principal amount thereof, will be equal to: (i) the principal amount thereof, plus (ii) a Supplemental Redemption Amount calculated as though the date of early repayment were the maturity date of the Notes. See "Description of the Notes--Payment at Maturity" above. If a case under the United States Bankruptcy Code is commenced in respect of the Company, the claim of the holder of a Note may be limited, under Title 11 of the United States Code, to the principal amount of the Note, and may not include any claim for any Supplemental Redemption Amount.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form.

                                   THE INDEX

    All disclosure contained in this Prospectus Supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information prepared by S&P. Neither the Company nor the Underwriter takes any responsibility for the accuracy or completeness of such information.

GENERAL

    The Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company. As of April 3, 1997, the 500 companies included in the Index were divided into 103 individual groups and 11 economic sectors. Financials, Utilities, and Transportation account for 3 of the 11 sectors. The Industrials are broken into 8 sectors--Basic Materials, Capital Goods, Communication Services, Consumer Cyclicals, Consumer Staples, Energy, Health Care and Technology. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

COMPUTATION OF THE S&P 500 INDEX

    S&P currently computes the Index as of a particular time as follows:

        (1) the Market Value of each Component Stock is determined as of such time;

        (2) the Market Value of all Component Stocks as of such time is aggregated;

        (3) the mean average of the Market Values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

        (4) the mean average Market Values of all such common stocks over such base period (as determined under clause (3) above) is aggregated (such aggregate amount being referred to as the "Base Value);

        (5) the aggregate Market Value of all Component Stocks as of such time as determined under clause (2) above) is divided by the Base Value; and

        (6) the resulting quotient (expressed in decimals) is multiplied by ten.

    While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to holders of Notes upon maturity or otherwise.

    S&P adjusts the foregoing formula to negate the effect of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase thereof by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the Index, and other reasons. In all such cases, S&P first recalculates the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the New Base Value in accordance with the following formula:

                   New Market Value
Old Base Value X   Old Market Value   = New Base Value

    The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all Component Stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the Index.

HISTORICAL DATA ON THE INDEX

    The following table sets forth the closing values of the Index on the last business day of each year from 1947 through 1988, as published by S&P. The historical experience of the Index should not be taken as an indication of future performance and no assurance can be given that the value of the Index will not decline and thereby reduce the Supplemental Redemption Amount that may be payable to holders of Notes at maturity or otherwise.

                          YEAR-END VALUE OF THE INDEX

YEAR                                    CLOSING VALUE     YEAR                                   CLOSING VALUE
-----------------------------------  -------------------  -----------------------------------  -----------------
1947...............................           15.30       1968...............................         103.86
1948...............................           15.20       1969...............................          92.06
1949...............................           16.79       1970...............................          92.15
1950...............................           20.43       1971...............................         102.09
1951...............................           23.77       1972...............................         118.05
1952...............................           26.57       1973...............................          97.55
1953...............................           24.81       1974...............................          68.56
1954...............................           35.98       1975...............................          90.19
1955...............................           45.48       1976...............................         107.46
1956...............................           46.67       1977...............................          95.10
1957...............................           39.99       1978...............................          96.11
1958...............................           55.21       1979...............................         107.94
1959...............................           59.89       1980...............................         135.76
1960...............................           58.11       1981...............................         122.55
1961...............................           71.55       1982...............................         140.64
1962...............................           63.10       1983...............................         164.93
1963...............................           75.02       1984...............................         167.24
1964...............................           84.75       1985...............................         211.28
1965...............................           92.43       1986...............................         242.17
1966...............................           80.33       1987...............................         247.08
1967...............................           96.47       1988...............................         277.72

    The following table sets forth the level of the Index at the end of each month, in the period from January 1989 through March 1997. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

                                                                                                     MONTH-END
                                                                                                   CLOSING LEVEL
                                                                                                 -----------------
1989:
  January......................................................................................         297.47
  February.....................................................................................         288.86
  March........................................................................................         294.87
  April........................................................................................         309.64
  May..........................................................................................         319.05
  June.........................................................................................         317.98
  July.........................................................................................         346.08
  August.......................................................................................         351.45
  September....................................................................................         349.15

                                                                                                     MONTH-END
                                                                                                   CLOSING LEVEL
                                                                                                 -----------------
  October......................................................................................         340.36
  November.....................................................................................         345.99
  December.....................................................................................         353.40
1990:
  January......................................................................................         329.08
  February.....................................................................................         331.89
  March........................................................................................         339.94
  April........................................................................................         330.80
  May..........................................................................................         361.23
  June.........................................................................................         358.02
  July.........................................................................................         356.15
  August.......................................................................................         322.56
  September....................................................................................         306.05
  October......................................................................................         304.00
  November.....................................................................................         322.22
  December.....................................................................................         330.22
1991:
  January......................................................................................         343.93
  February.....................................................................................         367.07
  March........................................................................................         375.22
  April........................................................................................         375.34
  May..........................................................................................         389.83
  June.........................................................................................         371.16
  July.........................................................................................         387.81
  August.......................................................................................         395.43
  September....................................................................................         387.86
  October......................................................................................         392.45
  November.....................................................................................         375.22
  December.....................................................................................         417.09
1992:
  January......................................................................................         408.78
  February.....................................................................................         412.70
  March........................................................................................         403.69
  April........................................................................................         414.95
  May..........................................................................................         415.35
  June.........................................................................................         408.14
  July.........................................................................................         424.22
  August.......................................................................................         414.03
  September....................................................................................         417.80
  October......................................................................................         418.68
  November.....................................................................................         431.35
  December.....................................................................................         435.71

                                                                                                     MONTH-END
                                                                                                   CLOSING LEVEL
                                                                                                 -----------------
1993:
  January......................................................................................         438.78
  February.....................................................................................         443.38
  March........................................................................................         451.67
  April........................................................................................         440.19
  May..........................................................................................         450.19
  June.........................................................................................         450.53
  July.........................................................................................         448.13
  August.......................................................................................         463.56
  September....................................................................................         458.93
  October......................................................................................         467.83
  November.....................................................................................         461.79
  December.....................................................................................         466.45
1994:
  January......................................................................................         481.61
  February.....................................................................................         467.14
  March........................................................................................         445.76
  April........................................................................................         450.91
  May..........................................................................................         456.51
  June.........................................................................................         444.27
  July.........................................................................................         458.26
  August.......................................................................................         475.50
  September....................................................................................         462.71
  October......................................................................................         472.35
  November.....................................................................................         453.69
  December.....................................................................................         459.27
1995:
  January......................................................................................         470.42
  February.....................................................................................         487.39
  March........................................................................................         500.71
  April........................................................................................         514.71
  May..........................................................................................         533.40
  June.........................................................................................         544.75
  July.........................................................................................         562.06
  August.......................................................................................         561.88
  September....................................................................................         584.41
  October......................................................................................         581.50
  November.....................................................................................         605.37
  December.....................................................................................         615.93

                                                                                                     MONTH-END
                                                                                                   CLOSING LEVEL
                                                                                                 -----------------
1996:
  January......................................................................................         636.02
  February.....................................................................................         640.43
  March........................................................................................         645.50
  April........................................................................................         654.17
  May..........................................................................................         669.12
  June.........................................................................................         670.63
  July.........................................................................................         639.95
  August.......................................................................................         651.99
  September....................................................................................         687.31
  October......................................................................................         705.27
  November.....................................................................................         757.02
  December.....................................................................................         740.74
1997:
  January......................................................................................         786.16
  February.....................................................................................         790.82
  March........................................................................................         757.12

    The following graph sets forth the historical performance of the Index at the end of each year from 1947 through 1996. Past movements of the Index are not necessarily indicative of the future Index values. On May , 1997 the closing
level of the Index was       .

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  YEAR     CLOSING VALUE
1947               15.30
1948               15.20
1949               16.79
1950               20.43
1951               23.77
1952               26.57
1953               24.81
1954               35.98
1955               45.48
1956               46.67
1957               39.99
1958               55.21
1959               59.89
1960               58.11
1961               71.55
1962               63.10
1963               75.02
1964               84.75
1965               92.43
1966               80.33
1967               96.47
1968              103.86
1969               92.06
1970               92.15
1971              102.09
1972              118.05
1973               97.55
1974               68.56
1975               90.19
1976              107.46
1977               95.10
1978               96.11
1979              107.94
1980              135.76
1981              122.55
1982              140.64
1983              164.93
1984              167.24
1985              211.28
1986              242.17
1987              247.08
1988              277.72
1989              353.40
1990              330.22
1991              417.09
1992              435.71
1993              466.45
1994              459.27
1995              615.93
1996              740.74

LICENSE AGREEMENT

    S&P and the Company have entered into an agreement providing for the non-exclusive license to the Company and any of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with certain securities, including the Notes. The agreement between S&P and the Company provides that the following language must be stated in this Prospectus Supplement:

    "The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general stock market performance. S&P's only relationship to the Company (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to the Company or the Notes. S&P has no obligation to take the needs of the Company or the holders of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for, and has not participated in, the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

    STANDARD & POOR'S ("S&P") DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, BEAR STEARNS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following general discussion summarizes certain material U.S. federal income tax aspects of the acquisition, ownership and disposition of the Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the Notes by a prospective investor in light of his or her personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of Notes either not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or by investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as part of a "straddle," "hedge" against currency risk, or, "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, the discussion is generally limited to the tax consequences to initial holders. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or under U.S. federal estate or gift tax principles.

    This summary is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

    PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION TO THEIR PARTICULAR SITUATIONS.

    The Company intends to treat the Notes as debt for U.S. federal income tax purposes. However, as some contingent payment arrangements may not be treated as debt for U.S. federal income tax purposes, holders should consult their own tax advisors with respect to whether these contingent payment obligations are debt.

U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "U.S. Holder"). For taxable years beginning after December 31, 1996 (and if the trustee so elects for taxable years beginning after August 20, 1996) a trust is a U.S. trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries has the authority to control all substantial decisions of such trust.

    Under recent regulations (the "Contingent Debt Regulations") the amount of interest on the Notes that must be taken into account by a U.S. holder for each accrual period is determined by constructing a projected payment schedule for the Notes instrument and applying rules similar to those for accruing original issue discount ("OID") on a non-contingent debt instrument.

    In general, the Contingent Debt Regulations provide that the yield on a contingent debt instrument is determined by reference to the comparable yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent debt instrument, including the level of subordination, term, timing of payments, and general market conditions. If a hedge is available and the combined cash flows of the hedges and the non-contingent payments permit the calculations of a yield to maturity such that the debt instrument and hedge could be integrated into a synthetic fixed-rate instrument, the comparable yield is the yield that the synthetic fixed rate instrument would have.

    The Company has determined that the comparable yield for a fixed rate debt
instrument similar to the Notes would be       compounded semi-annually. The
projected payment schedule for the Notes consists of both a principal repayment amount at maturity and a projected Supplemental Redemption Amount of $ at maturity. This projected payment schedule is based on the Company's determination of the comparable yield of the Notes as of the issue date. This projected payment schedule has been determined solely for U.S. federal income tax purposes (I.E., for the purpose of complying with the Contingent Debt Regulations) and is to be utilized to determine the amount of interest to be included in income annually by the holders. Accordingly, the calculation of the projected payment schedule and the comparable yield is based on a number of assumptions and estimates and is not a prediction either of the actual amount, if any, which may be paid to holders of the Notes at maturity or of the actual yield on the Notes.

    Subject to the adjustments described below, a U.S. Holder, whether on the cash or accrual basis, must include in income each year as interest an amount equal to the portion of the projected contingent payment allocable to the accrual period determined by treating the projected Supplemental Redemption Amount as OID.

    The Company's projected payment schedule must be used to determine the U.S. Holder's interest accruals on the Notes, unless the U.S. Holder determines that the Company's projected payment schedule is unreasonable, in which case the U.S. Holder must disclose its own schedule and the reason why it is not using the Company's projected payment schedule. The Company believes that the comparable yield and projected payment schedule discussed above are reasonable and, therefore, will be respected by the Internal Revenue Service (the "Service"). The Company's determination is not binding on the Service, and it is possible that the Service could conclude that some other projected payment schedule or comparable yield should be used for the Notes.

    Under the Contingent Debt Regulations, if the actual Supplemental Redemption Amount differs from the projected contingent payment, an adjustment must be made for such difference. Thus, at the earlier of maturity or the date the Notes are otherwise cancelled, if the U.S. Holder receives an amount that differs from amounts taken into account as the projected contingent payment, such holder will also take into account a positive or negative adjustment to reflect such difference. A positive adjustment, I.E., the amount by which the actual Supplemental Redemption Amount exceeds the projected payment, is treated as additional interest. A negative adjustment first reduces the amount of interest required to be accrued on the Notes in the current year, with any excess treated as an ordinary loss to the U.S. Holder.

    A U.S. Holder's basis in the Note is increased by the portion of the projected contingent payment accrued by the holder under the projected payment schedule. Gain on the sale of the Note will be treated as ordinary interest income. Losses, on the other hand, would be treated as ordinary only to the extent of the U.S. Holder's prior net inclusions of income and capital to the extent in excess thereof.

BACKUP WITHHOLDING

    A U.S. Holder of a Note may be subject to U.S. backup withholding at the rate of 31% with respect to the Supplemental Redemption Amount, unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. U.S. Holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount paid as backup withholding will be creditable against the U.S. Holder's federal income tax liability, provided the requisite information is supplied to the service.

                              ERISA CONSIDERATIONS

    Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are hereinafter collectively referred to as "Plans."

    Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (E.G., investment manager, trustee or custodian), any person providing services (E.G., a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

    The Company and Bear Stearns are each considered a "party in interest" or "disqualified person" with respect to many Plans, including IRAs established with any of them. The purchase and/or holding of Notes by a Plan with respect to which the Company and/or Bear Stearns is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code, unless such Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption.

    Applicable exemptions may include the exemption for services under Section 408(b)(2) of ERISA and certain prohibited transaction class exemptions (E.G.,Prohibited Transaction Class Exemption 84-14 relating to qualified professional asset managers, Prohibited Transaction Class Exemption 96-23 relating to certain in-house asset managers and Prohibited Transaction Class Exemptions 75-1 and 86-128 relating to securities transactions involving employee benefit plans and broker-dealers).

    A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to a penalty under ERISA. Code Section 4975 generally imposes an excise tax on Disqualified Persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to such Section.

    In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the Company and/or Bear Stearns should consult with counsel prior to making any such acquisition.

                          USE OF PROCEEDS AND HEDGING

    The net proceeds to be received by the Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its subsidiaries in connection with hedging the Company's obligations under the Notes. On or prior to the date of this Prospectus Supplement, the Company, through its subsidiaries and others, will hedge its anticipated exposure in connection with the Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Index, individual stocks included in the Index, futures contracts on the Index and/or options on such futures contracts. From time to time after the initial offering and prior to the maturity of the Notes, depending on market conditions (including the value of the Index), in connection with hedging with respect to the Notes, the Company expects that it and/or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, individual stocks included in the Index, listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index and such individual stocks. In addition, the Company and/or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in the Notes from time to time and may, in their sole discretion, hold or resell such Notes. The Company or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries has a long hedge position in the Index, individual stocks included in the Index or options contracts in, or other derivative or synthetic instruments related to, the Index and such underlying stocks, the Company or one or more of its subsidiaries may liquidate a portion of its holdings at or about the time of the maturity of the Notes. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions is taken into account. Although the Company has no reason to believe that such hedging activity will have a material impact on the price of such options, stocks, futures contracts and options on futures contracts or on the value of the Index, there can be no assurance that the Company and its subsidiaries will not affect such prices or value as a result of their hedging activities. See also "Use of Proceeds" in the accompanying Prospectus.

                                  UNDERWRITING

    Subject to the terms and condition of the underwriting agreement, dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to
the Underwriter, and the Underwriter has agreed to purchase, $         aggregate
principal amount of Notes.

    The nature of the obligations of the Underwriter is such that all of the Notes must be purchased if any are purchased. This obligation is subject, however, to various conditions, including the approval of certain matters by counsel. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and, where such indemnification is unavailable, to contribute to payments that the Underwriter may be required to make in respect of such liabilities.

    The Company has been advised that the Underwriter proposes to offer the Notes initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain selected dealers at such price less a concession not to exceed 1.5% of the principal amount of the Notes; that the Underwriter may allow, and such selected dealers may reallow, a concession to certain other dealers not to exceed 0.75%; and that, after the commencement of the offering, the public offering price and the concessions may be changed.

    The Company intends to apply for listing of the Notes on the CBOE. However, there can be no assurance as to whether there will be a secondary market in the Notes or, if there were to be such a secondary market, whether such market would be liquid or illiquid. The Notes will be a new issue of securities with no established trading market. The Underwriter intends to make a market in the Notes, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriter without notice. Accordingly, no assurance can be given as to the liquidity of such market.

    The Company and/or one or more of its subsidiaries may from time to time purchase or acquire a position in the Notes and may, at its option, hold or resell such Notes. Bear Stearns expects to offer and sell previously-issued Notes in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in such transactions. This Prospectus Supplement and the accompanying Prospectus may be used by the Company or any of its subsidiaries, including Bear Stearns, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

    Bear Stearns, a member of the National Association of Securities Dealers, Inc. (the "NASD") and a wholly owned subsidiary of the Company, may participate in distributions of the Notes. Accordingly, the offerings of Notes will conform with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting of Notes of an affiliate.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

PROSPECTUS

                                 $5,434,620,162

                        THE BEAR STEARNS COMPANIES INC.

                          DEBT SECURITIES AND WARRANTS
                               ------------------

    The Company may issue and sell from time to time, in one or more series with an aggregate initial public offering price of up to $5,434,620,162 (or the equivalent in foreign denominated currency or units based on or relating to such currencies), debt securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, and warrants ("Warrants") to purchase Debt Securities or to buy and sell government debt securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or other indices or references. The Debt Securities and Warrants are herein collectively referred to as the "Securities." The Debt Securities and Warrants may be offered independently or together for sale directly to purchasers or through dealers, underwriters or agents. The Company will offer the Securities to the public on terms determined by market conditions. The Securities may be sold for, and principal of and interest on Debt Securities and the cash settlement value of the Warrants may be payable in, United States dollars, foreign denominated currency or currency units, in each case, as the Company specifically designates.

    The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), currency or currency units in which payments will be made (if other than United States dollars), terms for any conversion or exchange (including any provisions for adjustment of such terms), listing (if any) on a securities exchange and any other specific terms of the Debt Securities, the purchase price, exercise price, exercise period, detachability and any other specific terms of any Warrants and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. Such underwriters (and any representative thereof), dealers or agents may include Bear, Stearns & Co. Inc., a wholly owned subsidiary of the Company.

    There are no restrictions in the Indenture (as defined in the Prospectus) on the ability of the Company or its subsidiaries to incur additional unsecured indebtedness or on the ability of the Company to incur additional secured indebtedness except that the Indenture restricts the Company from incurring any indebtedness for borrowed money that is secured by a pledge of the Voting Stock of any Restricted Subsidiary (each as defined in the Prospectus) without effectively providing that the Notes and other indebtedness of the Company under the Indenture will be secured equally and ratably with such secured indebtedness.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS OR ANY SUPPLEMENT
                       HERETO. ANY REPRESENTATION TO
                           THE CONTRARY IS A
                                    CRIMINAL
                                        OFFENSE.
                            ------------------------

    The Securities may be offered through dealers, through underwriters or through agents designated from time to time, as set forth in the accompanying Prospectus Supplement. The net proceeds to the Company will be, in the case of a dealer, the sales price to such dealer, in the case of an underwriter, the public offering price less the applicable underwriting discount or commission, and, in the case of an agent, the public offering price less the applicable agency commission, in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

    This Prospectus and the accompanying Prospectus Supplement may be used by Bear, Stearns & Co. Inc. in connection with offers and sales of Debt Securities and Warrants in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Bear, Stearns & Co. Inc. may act as a principal or agent in such transactions.

                            ------------------------

                            BEAR, STEARNS & CO. INC.

                                January 22, 1997

    IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES HEREUNDER, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THOSE SECURITIES, OR OTHER SECURITIES OF THE COMPANY, AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

    No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8989), are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1996 (the "1996 Form 10-K"), (ii) the Quarterly Report on Form 10-Q for the quarter ended September 27, 1996, and (iii) the Current Reports on Form 8-K, dated, July 30, 1996, October 16, 1996, October 29, 1996 and November 12, 1996. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                            ------------------------

                                  THE COMPANY

    The Company is a holding company that, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes market-making and trading in corporate, United States Government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the New York Stock Exchange ("NYSE"); providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory and securities research.

    The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Madrid and Paris. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company.

    Bear Stearns and BSSC are broker-dealers registered with the Commission. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York.

    The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include additions to working capital, the repayment of short-term indebtedness and investments in, or extensions of credit to, subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges was 1.3 for the three months ended September 27, 1996 and 1.4, 1.2, 1.6, 1.8 and 1.6 for the fiscal years ended June 30, 1996, 1995, 1994, 1993 and 1992, respectively. These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and certain other immaterial expenses.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    THE FOLLOWING DESCRIPTION SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE PARTICULAR TERMS OF THE DEBT SECURITIES OFFERED BY ANY PROSPECTUS SUPPLEMENT AND THE EXTENT, IF ANY, TO WHICH SUCH GENERAL TERMS AND PROVISIONS WILL NOT APPLY TO THE DEBT SECURITIES SO OFFERED WILL BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT RELATING TO THOSE DEBT SECURITIES.

    The Debt Securities will be issued under an Indenture, dated as of May 31, 1991 (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

    The Indenture does not limit the principal amount of Debt Securities that may be issued thereunder, and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount that may be authorized from time to time by the Company. The Company from time to time may, without the consent of the Holders of outstanding Debt Securities, provide for the issuance of other debt securities under the Indenture in addition to the Debt Securities authorized on the date of this Prospectus. The Indenture provides the Company with the ability, in addition to the ability to issue Debt Securities with terms different than those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series. Debt Securities in an aggregate principal amount of up to $5,434,620,162 may be offered pursuant to this Prospectus. As of the date of this Prospectus, $10,688,599,725 aggregate principal amount of Debt Securities have been issued under the Indenture and are outstanding.

    Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of those Debt Securities, including, where applicable (1) the title of the Debt Securities and the series of which those Debt Securities are a part; (2) the aggregate principal amount of, or any limit on the aggregate principal amount of, those Debt Securities; (3) the date or dates on which those Debt Securities will mature; (4) the rate or rates per annum (which may be fixed or variable) at which those Debt Securities will bear interest, if any; (5) the date or dates on which such interest, if any, will be payable and the record date or dates relating thereto; (6) the provisions, if any, for redemption of those Debt Securities and the redemption price thereof; (7) the sinking fund requirements, if any, with respect to those Debt Securities; (8) whether those Debt Securities provide for payment in United States dollars, a foreign currency or a composite currency; (9) the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of the Company or other entities, including the period during which such Debt Securities may be so converted or exchanged and any specific provisions for adjustment of such terms;
(10) the form (registered or bearer or both) in which those Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the Debt Securities in either form; (11) whether those Debt Securities will be issued in book-entry form (a "Global Security") or in certificated form; (12) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") relating to specified taxes, assessments or other governmental charges in respect of those Debt Securities and whether the Company has the option to redeem those Debt Securities rather than pay such Additional Amounts, and the terms of any such redemption; (13) if the amount of payments of principal of (and premium, if any) or interest, if any, on, and Additional Amounts in respect of those Debt Securities may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the Debt Securities are stated to be payable, the manner in which those amounts will be determined; (14)
the provisions, if any, for the defeasance of those Debt Securities; and (15) any other terms of those Debt Securities not inconsistent with the provisions of the Indenture.

    From time to time Debt Securities may be issued that provide for determination of the amount of payments of principal (and premium, if any), or interest, if any, by reference to an index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method. Holders of such Debt Securities may receive a payment of principal (and premium, if any) or interest, if any, that is greater or less than the amount of principal (and premium, if any) or interest, if any, that otherwise would be payable on the dates of payment thereof but for such reference, depending on the value on such dates of the applicable index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method. Information as to the methods for determining the amount of principal (and premium, if any), and interest, if any, payable on any date, the index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method to which the amount payable on such date is linked and certain additional tax considerations (if material) will be set forth in the applicable Prospectus Supplement.

    Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities will be issued only in registered form without coupons ("Registered Securities") in denominations of $1,000 and integral multiples thereof, and in bearer form with or without coupons ("Bearer Securities") in the denomination of $5,000. If Bearer Securities of a series are issued, the federal income tax consequences and other special considerations applicable to those Bearer Securities will be described in the Prospectus Supplement relating to that series.

    Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the Trustee in the City and State of New York, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or other governmental charge that may be imposed in connection therewith. Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities of any series will be described in the Prospectus Supplement relating thereto.

    If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to those Debt Securities and such currency will be described in the Prospectus Supplement relating to that series.

    One or more series of Debt Securities may be sold at a substantial discount below its or their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rate. One or more series of Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

    The Debt Securities will be unsecured and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. The Company extends credit to its subsidiaries from time to time. Extensions of credit to subsidiaries may be subordinated to the claims of unaffiliated creditors of those subsidiaries. In addition, since the Company is a holding company, the right of the Company and hence the right of creditors of the Company (including the Holders of the Debt Securities) to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization, or otherwise, is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. Furthermore, dividends, loans and advances to the Company from certain of its subsidiaries, including Bear Stearns and BSSC, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and by covenants governing certain indebtedness of those subsidiaries.

    Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the Trustee in the City and State of New York or (in the case of Bearer Securities) at the office of the Trustee located outside the United States maintained for such purpose; provided, however, that payment of interest other than interest payable at maturity (or on the date of redemption, if any, if the Debt Securities are redeemable by the Company prior to maturity, or on the date of repayment, if the Debt Securities are repayable at the option of the Holder thereof prior to maturity) on Registered Securities may be made at the option of the Company by check mailed to the address of the person entitled thereto or, at the option of a Holder of at least $10,000,000 in principal amount of Registered Securities, by wire transfer to an account designated by such Holder in writing at least 16 days prior to the date on which such payment is due. Unless otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States or will otherwise be made inside the United States.

NOTICES

    Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of the successor.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary will credit on its book-entry system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of the Debt Securities, or if the Debt Securities are offered and sold directly by the Company or through agents, by the Company or those agents. Ownership of beneficial interest in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of a Global Security, the Depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

    Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below, payments of principal of (and premium, if any) and any interest on the individual Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of them may act or refrain from acting without liability on any information provided by the Depositary. The Company expects that the Depositary, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below.

    If interest is paid on a bearer Global Security, or if no interest has been paid but the bearer Global Security remains outstanding beyond a reasonable period of time after the restricted period (as defined in applicable U.S. Treasury regulations) has ended, the Depositary must provide the Company with a certificate to the effect that the owners of the beneficial interests in the Global Security are non-U.S. persons or U.S. persons that are permitted to hold bearer securities under applicable U.S. Treasury regulations. In general, U.S. persons that are permitted to hold bearer securities are U.S. persons who acquire the securities through the foreign branch of certain U.S. financial institutions and certain U.S. financial institutions that hold the securities for resale to non-U.S. persons or who hold the securities on their own account through a foreign branch. The certificate must be provided within a reasonable period of time after the end of the restricted period, but in no event later than the date when interest is paid. The certificate must be based on statements provided to the Depositary by the owners of the beneficial interests.

    If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, then the Company will issue Debt Securities in certificated form in exchange for all outstanding Global Securities. In addition, the Company (but not a Holder) may at any time determine not to have Debt Securities represented by a Global Security and, in that event, will issue Debt Securities in definitive form in exchange for all Global Securities. In any such instance, an owner of a beneficial interest in the Global Securities to be exchanged will be entitled to delivery in definitive form of Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of the series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of that series are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities of that series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of that series are issuable in either form. See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.

LIMITATION ON LIENS

    The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, issue, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Restricted Subsidiary without effectively providing that the securities issued under the Indenture, including the Debt Securities, will be secured equally and ratably with such secured indebtedness. The term "Restricted Subsidiary" as defined in the Indenture means Bear Stearns, Custodial Trust Company, BSSC and any other subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to a significant portion of the business, property or assets of a Restricted Subsidiary, or with which a Restricted Subsidiary is merged or consolidated.

MERGER AND CONSOLIDATION

    The Indenture provides that the Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, organized and existing under the laws of the United States of America or any state thereof, provided that (a) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or that shall have received such assets shall expressly assume payment of the principal of, and premium, if any, and interest on, (and any Additional Amounts payable in respect of) the Debt Securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, and (b) the Company or such successor corporation shall not immediately thereafter be in default under the Indenture.

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture does not restrict (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of the Company or a successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving the Company, whether or not involving a change in control, and the Indenture therefore will not protect holders of the Debt Securities from the substantial impact that any of the foregoing transactions may have on the value of the Debt Securities.

MODIFICATION AND WAIVER

    Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby (a) change the Stated Maturity or the date of any installment of principal of, or interest on, any Debt Security or change the Redemption Price or the Optional Redemption Price thereof; (b) reduce the principal amount of, or the rate of interest on, or the amount of any Additional Amount payable in respect of, any Debt Security or reduce the amount of principal that could be declared due and payable prior to the Stated Maturity of that Debt Security, or change the obligation of the Company to pay any Additional Amounts (except as contemplated or permitted under the Indenture), or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity of that Debt Security pursuant to the Indenture; (c) change the place or currency of any payment of principal, premium, if any, or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Debt Securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture.

EVENTS OF DEFAULT

    Under the Indenture, the following will be Events of Default with respect to any series of Debt Securities: (a) default in the payment of interest on, or any Additional Amounts payable in respect of, any Debt Securities of that series when due, which default has continued for 30 days; (b) default in the payment of the principal of, and premium, if any, on, any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture or in the Debt Securities of that series, which default has continued for 60 days after written notice as provided in the Indenture; (e) default for 10 days after notice as provided in the Indenture, in respect of any other indebtedness for borrowed money of the Company or any Restricted Subsidiary in excess of $10,000,000 that has been declared due and payable prior to maturity; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default with respect to Debt Securities of that series. Within 90 days after the occurrence of any default, the Trustee shall notify all holders of Debt Securities of such default, unless such default shall have been cured or waived; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest on, or any additional amounts with respect to, any Debt Security or in the payment of any sinking fund installment with respect to any Debt Security, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the holders of the Debt Securities; and PROVIDED FURTHER, that in the case of any default of the character specified in clause (d) above, no such notice shall be given until at least 30 days after the occurrence thereof. The Trustee or the Holders of 25% in principal amount (or any lesser amount that may be provided for in the Debt Securities of that series) of the outstanding Debt Securities of that series may declare the principal amount of all outstanding Debt Securities of that series due and payable immediately if an Event of Default with respect to the Debt Securities of that series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to the Debt Securities of any series, but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due solely as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all outstanding Debt Securities of that series, except in a case of failure to pay the principal of, and premium, if any, or interest on, or any Additional Amounts payable in respect of, any Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of that series.

    The Holders of a majority in principal amount of the outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series, provided that this direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of those Holders, the Trustee shall be entitled to receive from those Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

    The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Indenture.

DEFEASANCE

    If so established by the Company under the terms of the Indenture with respect to Debt Securities of any series that are Registered Securities denominated and payable only in United States dollars (except as otherwise provided under the Indenture), the Company, at its option, (a) will be discharged from any and all obligations in respect of the Debt Securities of that series under the Indenture (except for certain obligations to register the transfer or exchange of Debt Securities of that series, replace stolen, lost or mutilated Debt Securities of that series, maintain paying agents and hold moneys for payment in trust) on the 91st day after the applicable conditions described in this paragraph have been satisfied or (b) will not be subject to provisions of the Indenture described above under "Limitation on Liens" and "Merger and Consolidation" with respect to the Debt Securities of that series, in each case if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and any interest on, the Debt Securities of that series on the dates such payments are due in accordance with the terms of those Debt Securities. To exercise either option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the Holders of the Debt Securities of the series being defeased to recognize income, gain or loss for United States Federal income tax purposes and (ii) if the Debt Securities of that series are then listed on the NYSE, the exercise of the option would not result in delisting. Defeasance provisions, if any, with respect to any series of Debt Securities may be specified by the Company under the terms of the Indenture.

                            DESCRIPTION OF WARRANTS

    THE FOLLOWING DESCRIPTION SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE WARRANTS TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE PARTICULAR TERMS OF THE WARRANTS OFFERED BY ANY PROSPECTUS SUPPLEMENT AND THE EXTENT, IF ANY, TO WHICH SUCH GENERAL TERMS AND PROVISIONS WILL NOT APPLY TO THE WARRANTS SO OFFERED WILL BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT RELATING TO THOSE WARRANTS.

    The Company may issue Warrants for the purchase of Debt Securities, Warrants to buy or sell debt securities of or guaranteed by the United States or other sovereign states ("Government Debt Securities"), Warrants to buy or sell currencies, currency units or units of a currency index or currency basket, Warrants to buy or sell units of a stock index or stock basket and Warrants to buy and sell a commodity or units of a commodity index or basket. Warrants may be offered independently of or together with any series of Debt Securities and may be attached to or separate from those Debt Securities. The Warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth herein and in any applicable Prospectus Supplement. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or a trust company, as warrant agent (the "Warrant Agent"), all as described in the Prospectus Supplement relating to that series of Warrants. The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and in connection with the certificates for the Warrants (the "Warrant Certificates"), if any, of that series, and will not assume any obligation or relationship of agency or trust for or with any holders of those Warrant Certificates or beneficial owners of those Warrants. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of those Warrants, including, where applicable: (1) whether the Warrant is for Debt Securities, Government Debt Securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as therein described; (2) the offering price; (3) the currency, currency unit, currency index or currency basket based on or relating to currencies for which those Warrants may be purchased; (4) the date on which the right to exercise those Warrants will commence and the date (the "Expiration Date") on which that right will expire; (5) whether those Warrants are to be issuable in registered form ("Registered Warrants") or bearer form ("Bearer Warrants"); (6) whether those Warrants are extendable and the period or periods of such extendibility; (7) the terms upon which Bearer Warrants, if any, of any series may be exchanged for Registered Warrants of that series; (8) whether those Warrants will be issued in book-entry form (a "Global Warrant Certificate") or in certificated Form; (9) United States federal income tax consequences applicable to those Warrants; and (10) any other terms of those Warrants not inconsistent with the applicable Warrant Agreement.

    If the offered Warrants are to purchase Debt Securities, the Prospectus Supplement will also describe (1) the designation, aggregate principal amount, currency, currency unit or currency basket and other terms of the Debt Securities purchasable upon exercise of those Warrants; (2) the designation and terms of the Debt Securities with which those Warrants are issued and the number of those Warrants issued with each such Debt Security; (3) the date or dates on and after which those Warrants and the related Debt Securities will be separately transferable; and (4) the principal amount of Debt Securities purchasable upon exercise of one offered Warrant and the price at which and currency, currency unit or currency basket in which such principal amount of Debt Securities may be purchased upon such exercise. Prior to exercising their Warrants, holders of those Warrants will not have any of the rights of Holders of the Debt Securities of the series purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on, those Debt Securities, or to enforce any of the covenants in the Indenture.

    If the offered Warrants are to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, the Prospectus Supplement will describe the amount and designation of the Government Debt Securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each Warrant, whether those Warrants provide for cash settlement or delivery of the Government Debt Securities or currency, currency unit, currency index or currency basket upon exercise.

    If the offered Warrants are Warrants on a stock index or a stock basket, those Warrants will provide for payment of an amount in cash determined by reference to increases or decreases in such stock index or stock basket, and the Prospectus Supplement will describe the terms of those Warrants, the stock index or stock basket covered by those Warrants and the market to which the stock index or stock basket relates.

    If the offered Warrants are Warrants on a commodity or commodity index, those Warrants will provide for cash settlement or delivery of the particular commodity or commodity index. The Prospectus Supplement will describe the terms of those Warrants, the commodity or commodity index covered by those Warrants and the market, if any, to which the commodity or commodity index relates.

    Registered Warrants of any series will be exchangeable for Registered Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates, to the extent exchangeable, may be presented for exchange, and Registered Warrants may be presented for transfer, at the corporate trust office of the Warrant Agent for that series of Warrants (or any other office indicated in the Prospectus Supplement relating to that series of Warrants). Warrants to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, and Warrants on stock indices or stock baskets or on commodities or commodity indices, may be issued in the form of a single Global Warrant Certificate, registered in the name of the nominee of the depository of the Warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by the Company, for interests in a Global Warrant Certificate, as set forth in the applicable Prospectus Supplement. Bearer Warrants will be transferable by delivery. The Prospectus Supplement will describe the terms of exchange applicable to any Bearer Warrants.

EXERCISE OF WARRANTS

    Each Warrant will entitle the Holder to purchase such principal amount of the Debt Securities or buy or sell such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, commodity or commodities at the exercise price, or receive a settlement value in respect of such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index, as shall in each case be set forth in or calculable from, the Prospectus Supplement relating to that series of Warrants or as otherwise set forth in the Prospectus Supplement. Warrants may be exercised at the corporate trust office of the Warrant Agent (or any other office indicated in the Prospectus Supplement relating to those Warrants) at any time up to 5:00 p.m. New York time on the date set forth in the Prospectus Supplement relating to those Warrants or as may be otherwise set forth in the Prospectus Supplement. After such time on that date (or such later date to which such date may be extended by the Company), unexercised Warrants will become void.

    Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the Warrant Certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities, or (except in the case in the case of Warrants providing for cash settlement) payment for or delivery of the Government Debt Securities or currency, currency unit, currency basket, stock index, stock basket, commodity or commodity index, as the case may be, purchased or sold upon such exercise. Only Registered Securities will be issued and delivered upon exercise of Registered Warrants. Warrants will be deemed to have been exercised upon receipt of such Warrant Certificate and any payment, if applicable, at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement and the Company will, as soon as practicable thereafter, issue and deliver the Debt Securities purchasable upon such exercise, or buy or sell such Government Debt Securities or currency, currency unit, currency basket, commodity or commodities or pay the settlement value in respect of the Warrants. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of the Warrants. Special provisions relating to the exercise of any Bearer Warrants or automatic exercise of Warrants will be described in the related Prospectus Supplement.

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

    In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security or during the restricted period (as defined in applicable U.S. Treasury regulations) of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations.

    Each Bearer Security, including Bearer Global Securities that will not be exchanged for definitive individual Securities prior to the stated maturity, will bear on the face of the Security and on any interest coupons that may be detachable therefrom a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange, redemption or other disposition of those Bearer Securities. The legend described above will also be evidenced on any book-entry system maintained with respect to the Bearer Securities.

    As used herein, "United States" means the United States of America and its possessions, and "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security. Following the availability of a definitive Global Security in bearer form, or individual Bearer Securities, and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership" unless such a certificate has already been provided by the Depositary because interest has been paid on the Global Security or because a reasonable period of time after the end of the restricted period has passed.

    Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to those Bearer Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of three ways: (i) to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns); (ii) through broker-dealers (including Bear Stearns) designated by the Company to act on its behalf as agents; or (iii) directly to one or more purchasers. Each Prospectus Supplement will set forth the manner and terms of the offering of the Securities covered thereby, including (i) whether that offering is being made to underwriters or through agents; (ii) any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation, and
(iii) the purchase price or initial public offering price of the Securities and the anticipated proceeds to the Company from the sale of the Securities.

    When Securities are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent but the underwriters will be obligated to purchase all of the Securities if any are purchased. The Securities will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions, either at fixed public offering price or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time.

    To the extent that any Securities underwritten by Bear Stearns are not resold by Bear Stearns for an amount at least equal to the public offering price thereof, the proceeds from the offering of those Securities will be reduced. Bear Stearns intends to resell any of those Securities from time to time following termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

    Unless otherwise indicated in the applicable Prospectus Supplement, when Securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the Securities for the Company's account and will receive commissions from the Company as set forth in the applicable Prospectus Supplement.

    Securities purchased in accordance with a redemption or repayment pursuant to their terms may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed by them.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the Prospectus Supplement. These contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the Prospectus Supplement will set forth the commissions payable for solicitation of these contracts.

    Underwriters and agents participating in any distribution of Securities may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection therewith may be deemed to be underwriting compensation for the purposes of the Securities Act. Those underwriters and agents may be entitled, under their agreements with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for the Company or its affiliates in the ordinary course of business.

    Following the initial distribution of any series of Securities, Bear Stearns may offer and sell previously issued Securities of that series from time to time in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in those transactions. This Prospectus and the Prospectus Supplement applicable to those Securities will be used by Bear Stearns in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

    As Bear Stearns is a wholly owned subsidiary of the Company, each distribution of Securities will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                              ERISA CONSIDERATIONS

    Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are hereinafter collectively referred to as "Plans."

    Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (E.G., investment manager, trustee or custodian), any person providing services (E.G., a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

    The Company, Bear Stearns and/or BSSC each is considered a "party in interest" or "disqualified person" with respect to many Plans, including IRAs established with any of them. The purchase and/or holding of Securities by a Plan with respect to which the Company, Bear Stearns and/or BSSC is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. An IRA that engages in a non-exempt prohibited transaction could forfeit its tax-exempt status under Section 408 of the Code.

    Applicable exemptions may include the exemption for services under Section 408(b)(2) of ERISA and certain prohibited transaction class exemptions (E.G., Prohibited Transaction Class Exemption 84-14 relating to qualified professional asset managers, Prohibited Transaction Class Exemption 96-23 relating to certain in-house asset managers and Prohibited Transaction Class Exemptions 75-1 and 86-128 relating to securities transactions involving employee benefit plans and broker-dealers).

    In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. No IRA established with, or for which services are provided by, the Company, Bear Stearns, and/or BSSC should acquire any Securities and other Plans established with, or for which services are provided by, the Company, Bear Stearns and/or BSSC should consult with counsel prior to making any such acquisition.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's 1996 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

    The validity of the Debt Securities and the Warrants will be passed upon for the Company by Weil, Gotshal & Manges LLP (a limited liability partnership including professional corporations), New York, New York.

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
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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THEN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE AN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
Summary.......................................        S-2
Risk Factors..................................        S-5
Ratio of Earnings to Fixed Charges............        S-6
Description of the Notes......................        S-7
The Index.....................................       S-10
Certain United States Federal Income Tax
 Considerations...............................       S-16
ERISA Considerations..........................       S-18
Use of Proceeds and Hedging...................       S-19
Underwriting..................................       S-20
Legal Opinions................................       S-20

                       PROSPECTUS

Available Information.........................          2
Incorporation of Certain Documents by
 Reference....................................          3
The Company...................................          4
Use of Proceeds...............................          4
Ratio of Earnings to Fixed Charges............          4
Description of Debt Securities................          5
Description of Warrants.......................         11
Limitations on Issuance of Bearer Securities
 and Bearer Warrants..........................         13
Plan of Distribution..........................         14
ERISA Considerations..........................         15
Experts.......................................         16
Validity of the Securities....................         16

                                   $
                                THE BEAR STEARNS
                                 COMPANIES INC.

                              S&P 500 LINKED NOTES
                                DUE MAY   , 2003

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                            BEAR, STEARNS & CO. INC.

                                  May   , 1997

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